Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated November 14, 2025 relating to the Class A Common Stock, No Par Value, of Mechanics Bancorp shall be filed on behalf of the undersigned.

MALTESE CAPITAL MANAGEMENT LLC By: /s/ Terry Maltese
Name: Terry Maltese
Title: Managing Member

TERRY MALTESE By: /s/ Terry Maltese